EXHIBIT 12

                        [QUARLES & BRADY LLP LETTERHEAD]

                                   ___________, 2003

Board of Trustees                         Board of Directors
Catholic Values Investment Trust          The Catholic Funds, Inc.
225 State Street                          1100 West Wells Street
Boston, MA  02109                         Milwaukee, WI  53233

     RE:  AGREEMENT AND PLAN OF REORGANIZATION - FEDERAL TAX CONSEQUENCES

Ladies and Gentlemen:

     We have acted as counsel to The Catholic Funds, Inc., a Maryland corporation ("CFI"), in connection with the proposed transfer of substantially all of the assets of the Catholic Values Investment Trust Equity Fund (the "CVIT Fund"), a series of Catholic Values Investment Trust, a Massachusetts business trust ("CVIT"), to the Catholic Equity Fund (the "Catholic Equity Fund"), a series of CFI, solely in exchange for Catholic Equity Fund shares (the "Catholic Equity Fund Shares") to be distributed to the CVIT Fund shareholders in liq-uidation of the CVIT Fund. The transactions will occur pursuant to the Agreement and Plan of Reorganization (the "Agreement"), dated as of March 13, 2003, executed by CVIT on behalf of the CVIT Fund and by CFI on behalf of the Catholic Equity Fund. The Agreement is attached as Appendix A to the Proxy
                                                       ----------
Statement/Prospectus included in the Registration Statement on Form N-14 under the Securities Act of 1933 (the "Registration Statement"), as filed by CFI with the Securities and Exchange Commission. This opinion is rendered pursuant to Sections 7.7 and 8.7 of the Agreement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

     In rendering our opinion, we have examined the Registration Statement and the Agreement and have, with your permission, relied upon, and assumed as correct, (i) the factual information contained in the Registration Statement;
(ii) the representations and covenants contained in the Agreement; (iii) the Acquiring Portfolio Tax Representation Certificate and the Acquired Portfolio Tax Representation Certificate attached hereto; and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

     On the basis of the information, representations and covenants contained in the foregoing materials and assuming the Reorganization is consummated in the manner described in the Agreement and the Proxy Statement/Prospectus included in the Registration Statement, we are of the opinion that:

          1. The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the CVIT Fund and the Catholic Equity Fund will each be a "party to" the reorganization within the meaning of Section 368(b) of the Code;

          2. No gain or loss will be recognized by the CVIT Fund upon the transfer of substantially all of its assets to the Catholic Equity Fund in exchange solely for the Catholic Equity Fund Shares and the assumption by the Catholic Equity Fund of the CVIT Fund Liabilities;

          3. No gain or loss will be recognized by the Catholic Equity Fund upon its receipt of substantially all of the assets of the CVIT Fund in exchange solely for the Catholic Equity Fund Shares, or upon its assumption of the CVIT Fund Liabilities;

          4. No gain or loss will be recognized by the CVIT Fund on the distribution to the CVIT Fund Shareholders of the Catholic Equity Fund Shares received by the CVIT Fund in the Reorganization;

          5. No gain or loss will be recognized by the CVIT Fund Shareholders upon the liquidation of the CVIT Fund and the related surrender of their shares of the CVIT Fund solely in exchange for the Catholic Equity Fund Shares;

          6. The Catholic Equity Fund's basis in the assets acquired from the CVIT Fund will be the same as the basis of those assets in the hands of the CVIT Fund immediately prior to the Reorganization;

          7. The holding period of the assets of the CVIT Fund received by the Catholic Equity Fund will include the period during which such assets were held by the CVIT Fund;

          8. The basis of the Catholic Equity Fund Shares received by each CVIT Fund Shareholder in connection with the Reorganization will be the same as the CVIT Fund Shareholder's basis in his or her CVIT Fund Shares immediately prior to the Reorganization;

          9. The holding period of the Catholic Equity Fund Shares received by each CVIT Fund Shareholder in connection with the Reorganization will include such CVIT Fund Shareholder's holding period of his or her CVIT Fund Shares held immediately prior to the Reorganization, provided that such CVIT Fund Shares were held by such CVIT Fund Shareholder as a capital asset as of the Effective Time;

          10. The Catholic Equity Fund will succeed to and take into account as of the Effective Time the items of the CVIT Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code, and the applicable Treasury Regulations thereunder.

          11. The discussion in the Proxy Statement/Prospectus under the captions "Summary - Federal Tax Consequences" and "Approval of the Agreement and Reorganization - Federal Tax Considerations," to the extent it constitutes summaries of legal matters or legal conclusions, is accurate in all material respects. This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury
Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions.

     This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by the CFI, the Catholic Equity Fund, CVIT or the CVIT Fund contrary to such representations might adversely affect the conclusions stated herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the captions "Summary - Federal Tax Consequences" and "Approval of the Agreement and Reorganization - Federal Tax Considerations" in the Proxy Statement/Prospectus included in the Registration Statement.

                                   Very truly yours,

                                   DRAFT

                                   QUARLES & BRADY LLP